Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between BeiGene, Ltd. (the “Company”), a Cayman Islands exempted company and John V. Oyler (the “Executive”), on April 25, 2017 (the “Effective Date”).

WHEREAS, the operations of the Company and its Affiliates (as defined below) are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others;

WHEREAS, the Executive has been serving the Company as its Chief Executive Officer and possesses experience and expertise that qualify him to provide the direction and leadership required by the Company and its Affiliates; and

WHEREAS, the Company therefore wishes to continue to employ the Executive as Chief Executive Officer on the terms and conditions set forth in this Agreement, and the Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2.                                      Term. Subject to earlier termination of Executive’s employment pursuant to Section 5, this Agreement shall continue until the third anniversary of the Effective Date (the “Initial Term”). On completion of the Initial Term, this Agreement will automatically renew for subsequent one (1) year terms unless either party provides sixty (60) days’ advance written notice to the other that Company or Executive, as applicable, does not wish to renew the Agreement for a subsequent one (1) year term (the Initial Term and any subsequent renewal term shall be collectively referred to as the “Term”).

3.                                      Capacity and Performance.

a)             During the Term, the Executive shall serve the Company as Chief Executive Officer, and shall report to the Board of Directors of the Company (the “Board”). In addition, and without further compensation, the Executive shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time.

b)             During the Term, the Executive shall be employed by the Company and BeiGene USA, Inc. (US Co.) and seconded to BeiGene (Beijing) Co., Limited (China Co.), collectively, on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Board or its designee, consistent with his position as

Chief Executive Officer and pursuant to this Agreement, Executive’s secondment agreement with China Co. attached hereto as Exhibit A and Executive’s employment agreement with US Co. attached hereto as Exhibit B.

c)              During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, provided however, subject to Board approval, the Executive may serve on boards of entities primarily engaged in for-profit business enterprises. Further, the Executive shall be entitled to attend to personal and family affairs, manage his personal investments and engage in charitable, civic or community activities, including non-profit board service (subject to Board approval, not to be unreasonably withheld).  Notwithstanding the foregoing, no activities permitted under this Section 3(c) shall materially interfere with Executive’s responsibilities under this Agreement or result in any actual or perceived conflict of interest with the activities of the Company.

The Executive shall not, directly or indirectly, own an interest in, join, carry on or be engaged in, operate, assist, control or participate in, or be connected as an officer, employee, agent, independent contractor, consultant, partner, member, manager, part-owner, shareholder, principal or in any other capacity with, any corporation, partnership, limited liability company, proprietorship, association, business or other entity or person engaged in any Competing Business. “Competing Business” means any commercial venture relating to (i) oncology in which the Company is conducting business during the Executive’s employment and (ii) any other therapeutic areas that the Company has documented intent to enter during the Term and that have been strategically assessed during the Executive’s employment, provided that the Company is making non-negligible investment in such area; if the Company is making a non-negligible investment in the area, the Board may nevertheless grant approval at its discretion and such approval will not unreasonably be withheld if such investment is deemed not to be material.

The Executive represents that his obligations set forth in this Section 3(c) shall not cause him any substantial economic hardship. The Executive agrees that the obligations set forth in this Section 3(c) are reasonable and necessary to protect the legitimate business interests of the Company.

d)             Nothing herein shall prohibit the Executive from making “angel” or “seed” investments of up to one percent (1%), or up to five percent (5%) (subject to Board approval, not to be unreasonably withheld), in a Competing Business provided that, concurrently with such investment, the Executive delivers to the

Board (i) written notice of such investment; and (ii) a written and executed option, in a form reasonably acceptable to the Company, to purchase such investment from the Executive, at fair market value as of the time of the Company’s purchase from the Executive, which option shall be exercisable at any time through the tenth (10th) Business Day following the date the Executive ceases to hold the position of Chief Executive Officer of the Company (without regard for the reason the Executive ceases to hold such position).

e)              The Company agrees to propose to the Board during the Term the election or reelection of the Executive as a director of the Company, provided that the Executive is otherwise eligible for such election.

4.                                      Compensation and Benefits. As compensation for all services performed by the Executive during the Term and subject to the Executive’s performance of his duties and obligations to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall provide the Executive with the following compensation and benefits:

a)             Base Salary. During the Term, the Company, China Co. and US Co., collectively, shall pay the Executive at the rate of not less than Five Hundred Ninety Thousand Dollars ($590,000) per annum, payable in accordance with the payroll practices of the Company, China Co. and US Co. for their executives and subject to increase from time to time by the Board, in its sole discretion (such base salary, as from time to time increased, the “Base Salary”). The payment of the Base Salary shall be allocated among the Company, China Co. and US Co. pursuant to this Agreement, the Executive’s secondment agreement with China Co. attached hereto as Exhibit A and the Executive’s employment agreement with US Co. attached hereto as Exhibit B.  In 2017, the Company shall be responsible for 50% of the Base Salary, China Co. shall be responsible for 20% of the Base Salary and US Co. shall be responsible for 30% of the Base Salary.  To the extent China Co. or US Co. does not make timely payment of their respective portion of the Base Salary, the Company shall be obligated to make such payment.  Within the first 30 days of each following calendar year, the Company, China Co. and US Co. shall true up each other based on the amount of work actually performed by the Executive in the past calendar year and shall assess and re-allocate the payment responsibility of the Base Salary for the current year as necessary.  The Base Salary shall not be reduced at any time (including after any such increase) without the Executive’s written consent unless as part of standard operational/compensation cuts across the broader Company budget (provided that, any such reductions shall not exceed 25% in the aggregate), and the term Base Salary as used in this Agreement shall refer to Executive’s Base Salary as so increased.

b)             Incentive and Bonus Compensation. During the Employment Period, the Executive shall be paid an annual cash bonus (“Annual Bonus”) with a target level of $320,000 (the “Target Bonus”), with a minimum payout level of 15% of annual Base Salary. The minimum payout level shall apply for the first 2 years of this Agreement. The Executive’s corporate and individual performance targets shall be determined by the Board (or a committee designated by the Board), after consultation with the Executive, within the first 90 days of each calendar year (or for the first target within 90 days after the signing of this Agreement). The actual Annual Bonus for each calendar year shall be determined in good faith by the Board based upon actual corporate and individual performance for such year and shall be payable in accordance with the procedures specified by the Board; provided that the Annual Bonus shall be paid no later than March 15th of the year following the end of the performance period.

c)              Equity Grants.

i.                                On July 19, 2015 (the “Grant Date”), the Company granted 11,400,500  options to purchase ordinary shares of the Company (equal to approximately 3.1% of the Company’s then fully-diluted share capital) (the “Options”), at a purchase price per share equal to 100% of the fair market value of a share of the Company’s ordinary shares on the Grant Date. Except as otherwise provided in Section 6(b) and 6(c) herein, twenty percent (20%) of the Options shall vest on the first anniversary of the Grant Date and the remaining eighty percent (80%) of the Options shall vest in 48 equal monthly installments and are subject to the provisions (including, without limitation, provisions concerning vesting, forfeiture and repurchase rights of the Company, if any, of the ordinary shares of the Company upon termination of employment) contained in an award agreement.  Notwithstanding anything to the contrary, the award agreement shall be amended to provide that (i) an additional twenty (20) months of the unvested Options shall vest upon a termination of Executive’s employment due to Executive’s resignation for Good Reason or by the Company other than for Cause (whether such termination or resignation occurs during the Term or following expiration of the Term) and (ii) all unvested Options shall immediately vest upon a Change in Control.

ii.                             The Company may grant the Executive at the end of each year, commencing with calendar year 2017, equity awards, on terms and conditions specified by the Board in its sole discretion. Additional equity grants will be subject to the same accelerated vesting provisions set forth above in Section 4(c)(i).  For the avoidance of doubt, the Company acknowledges that Executive has a significant equity stake in the Company based on his prior investment and sweat equity, and that in connection with any of the Company’s future equity grants for which Executive will be eligible, the Company will treat Executive fairly and not penalize Executive based on his current level of equity ownership.

d)             Vacations and Other Benefits. During the Term, the Executive shall be entitled to earn vacation at the rate of four (4) weeks per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. The Executive shall be entitled to carryover up to two (2) weeks of vacation into the following calendar year. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

During the Term, the Executive shall be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Company in the future to its senior executives and key management employees (such plans, the “Employee Benefit Plans”), except to the extent any such Employee Benefit Plan is in a category of benefit otherwise provided to the Executive by China Co., US Co. or otherwise (e.g., a severance pay plan). Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter, modify, or terminate its Employee Benefit Plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

In addition, the Executive shall be entitled to the following benefits, to the extent the Executive continues to be principally based in China:

•                  Car and driver — Lease/rental of an automobile for full time use with a driver; in the Board’s discretion, capped at a reasonable limit, except to the extent such benefit is already provided by China Co.;

•                  Home visit — One (1) annual Business class airline travel, roundtrip, to the United States for the Executive and any dependents living with the Executive in China, if any; and

•                  Tax Equalization/Tax preparation assistance — The Company acknowledges that the Executive’s employment may result in the imposition on the Executive by a country or countries other than the U.S. of income taxes (excluding penalties) over and above the federal income tax of the U.S. to which he is subject.  The Company agrees that it will provide the Executive with payments intended to make him whole for those additional taxes (the “Tax Equalization Payments”).  In connection with the Tax Equalization Payments, the Company will provide tax preparation assistance through its tax consultants for the Executive’s United States and foreign country tax returns.  The Executive will cooperate with the tax consultants to enable the timely calculations and filing of tax returns.  During the Term and Restricted Period thereafter, Company will pay all costs associated with Executive’s actual incremental cost incurred each year to prepare and make federal, state and local tax filings due to Executive’s tax status.  Such amounts shall be paid directly by the Company to the service provider upon written notice by the Executive. Any Tax Equalization Payments payable by the Company to the Executive under this section shall be made no later than the end of the Executive’s second taxable year beginning after the Executive’s taxable year in which the Executive’s U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the income subject to the Tax Equalization Payment relates, or, if later, the second taxable year of the Executive beginning after the latest such taxable year in which the Executive’s Foreign Country tax return or payment is required to be filed or made for the year to which compensation subject to the Tax Equalization Payment relates.  To the extent any Tax Equalization Payment is, notwithstanding the preceding sentence, subject to Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the guidance issued thereunder (“Section 409A”), the provisions of Section 7 shall apply with respect to such payment.

e)              Business Expenses. The Company shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board (i.e. Company Travel Policy) and to such reasonable substantiation and documentation as may be specified by the Company from time to time.

5.                                      Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

a)             Death. In the event of the Executive’s death, the Executive’s employment hereunder shall immediately and automatically terminate.

b)             Disability.

i.                                If the Company determines in good faith that Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), it may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 10th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 10 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 90 consecutive days during any consecutive twelve month period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by (i) the Company and reasonably acceptable to the Executive or the Executive’s legal representative and (ii) the insurance company that insures the Company’s long-term disability plan, if any, in which the Executive is eligible to participate.

ii.                             The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans, until the termination of his employment.

iii.                          While receiving disability income payments under any disability income plan of the Company, the Executive shall be entitled to receive any Base Salary under Section 4(a) less such payments, and shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment.

c)              By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in good faith, shall constitute Cause for termination:

i.                                The Executive’s gross negligence or willful misconduct in performance of his duties to the Company, where such gross negligence or willful misconduct has resulted in material damage to the Company or any of its Affiliates or successors;

ii.                             The Executive’s willful commission of any act of fraud or embezzlement with respect to the Company or any of its Affiliates;

iii.                          The Executive’s indictment for or commission of a felony or crime involving moral turpitude;

iv.                         The Executive’s willful material breach of any material provision of this Agreement or any other written agreement between the Executive and the Company;

v.                            The Executive’s willful failure to comply with lawful directives of the Board, which has caused material damage to the Company or any of its Affiliates or successors.

vi.                         For 5(c)(i), (iv), and (v), Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company’s Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  If the Company does not deliver to the Executive written notice of termination within 60 days after the Company has knowledge that an event constituting Cause has occurred, the event will no longer constitute Cause.

d)             By the Company Other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time.

e)              By the Executive for Good Reason. The Executive may terminate his employment hereunder for Good Reason (A) by providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of that condition; (B) by providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (C) by terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the situation. The following, occurring without the Executive’s written consent, shall constitute “Good Reason” for termination by the Executive:

i.                                the assignment to the Executive of duties materially inconsistent with the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities as contemplated by Section 3, or any other action by the Company which results in a diminution in the Executive’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice given by the Executive;

ii.                             any failure by the Company to comply with any of the provisions of Section 4, other than insubstantial or inadvertent failures not in bad faith that are remedied by the Company promptly after receipt of notice given by the Executive;

iii.                          the relocation of Executive’s China office to a location 50 miles or greater from Beijing, China, without his written approval; or

iv.                         a material breach by the Company of any material provision of any written agreements between the Company and Executive.

f)               By the Executive Other than for Good Reason. The Executive may terminate his employment at any time upon sixty (60) days’ notice to the Company. In the event of termination pursuant to this Section 5(f), the Board may elect to waive all of a portion of the period of notice. In the event of such a waiver, if the Executive is not resigning his employment for the purpose of commencing employment with any business that is directly or indirectly competitive with the Company or any of its Affiliates, the Company shall pay the Executive his Base Salary for the period so waived.

6.                                      Severance Payments and Other Matters Related to Separation from Service.

a)             Final Compensation. Following the termination of the Executive’s employment for any reason, the Company shall pay to the Executive: (i) any Base Salary earned but not paid during the final payroll period of the Executive’s employment through the date of termination, (ii) the amount attributable to any vacation time earned but not used through the date of termination, (iii) any unpaid Annual Bonus due to Executive for the calendar year prior to the year in which the termination occurs, and (iv) any business expenses incurred by the Executive but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). Any Base Salary and any earned, unused vacation time shall be paid to the Executive at the time required by law, but not later than the Company’s next regular pay date following the date of termination. Any business expenses due under this Section 6(a) shall be paid within sixty (60) days following the date of termination. Other than as expressly provided in Section 6(b), the Company shall have no further obligation to the Executive.

b)             Severance. In the event the Executive’s employment terminates pursuant to Sections 5(d) or 5(e) of this Agreement, in addition to the Final Compensation and the accelerated vesting of unvested equity to the extent set forth in Section 4(c) of this Agreement, the Company shall pay the Executive (i) a lump sum equal to the Base Salary divided by 12, then multiplied by the number of months set forth in the Severance Period (as defined below)(such payment, the “Severance Payment”), (ii) the Post-Termination Bonus (as defined below) and (iii) an additional one-time bonus of $20,000 (the “One-Time Bonus”). Subject to Sections 6(e) and 7(a) of this Agreement (i) the Severance Payment and the One-Time Bonus shall be paid on the sixtieth (60th) day following the date of termination and (ii) the Post-Termination Bonus shall be paid at the time provided in the applicable Bonus Plan or form of annual award issued thereunder.

c)              Severance Period. For purposes of this Agreement, the Severance Period shall be twenty (20) months; provided however, that if Executive’s employment terminates pursuant to Section 5(d) or 5(e) of this Agreement, then the Severance Period shall be the greater of twenty (20) months or the number of months remaining in the Initial Term; provided further, that if the Executive’s employment terminates hereunder during the twelve (12) month period following a Change in Control (as defined below), then the Severance Period shall be twenty-four (24) months.  In the event of any breach by the Executive of any Restricted Period term, the Severance Period shall immediately terminate.  For the avoidance of doubt, this Section 6(c) shall apply in the event of any termination of Executive’s employment by the Company other than for Cause or any resignation by Executive for Good Reason (whether such termination or resignation occurs during the Term or following expiration of the Term).

d)             Post-Termination Bonus. For the purposes of this Agreement, the Post-Termination Bonus shall be determined by multiplying (i) the Target Bonus for the year in which the termination occurs and (ii) a fraction, the numerator of which is the number of days from the beginning of the calendar year through the date of termination, and the denominator of which is three-hundred and sixty-five (365).

e)              Release of Claims. Any obligation of the Company for the payment of any Severance Payment, the Post-Termination Bonus, or the One-Time Bonus is conditioned on the Executive’s signing and returning to the Company a general release of claims, in the form provided by the Company, existing at the time the Executive’s employment terminates (the “Employee Release”). The Executive must sign and return the Employee Release, if at all, by the deadline specified therein, which deadline shall in no event be shorter than seven (7) days after the termination date. The Employee Release shall take effect on the expiration of any revocation period specified therein, which shall be no longer than seven (7) days from the date of the Executive’s signature.

f)               Effect of Termination. Performance by the Company of its obligations under Section 6 shall constitute the sole obligations of the Company in connection with the termination of the Executive’s employment hereunder. Except for any right of the Executive to continue medical and dental plan participation in accordance with applicable law, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Executive’s employment without regard to the payment of any Severance Payment or Post-Termination Bonus.

g)              Return of Property. Upon termination of the Executive’s employment, or earlier following a determination by the Board that cause may exist for such termination, the Executive agrees to deliver to the Company all property, proprietary materials, Confidential Information, documents and computer media in any form (and all copies thereof) of the Company, its affiliates and its clients in the Executive’s possession or control, including but not limited to manuals, photographs, reports, customer and supplier lists, plans, costs of materials, software, equipment (including, but not limited to, computers and computer-related items, including all computer software and all computer system or software passwords, access codes, authorization codes, or similar information), and all other materials or other things in the Executive’s possession, custody, or control that are the property of the Company including, but not limited to, identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to the Executive’s employment, or obtained or created in the course of the Executive’s employment, with the Company.

h)             As soon as reasonably practicable after the payment of the Final Compensation and the Severance Payment by the Company, China Co. and/or US Co. shall reimburse the Company of their respective portion of such payment calculated based on the allocation determined pursuant to Section 4(a).

7.             Timing of Payments and Section 409A.

a)             Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee”, any and all amounts payable under Section 6 on account of such
“separation from service” that would (but for this Section 7(a)) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period.

b)             For purposes of this Agreement, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A, and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

c)              Each payment made under this Agreement shall be treated as a “separate payment” and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

d)             The Executive’s right to reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other taxable year, (ii) reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

8.             Confidential Information.

a)             The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive may develop Confidential Information for the Company or its Affiliates and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. The confidentiality obligation under this Section 8 shall not apply to information that is generally known or readily available to the public at the time of disclosure, is known by the Executive prior to his affiliation with the Company or based on his long-standing experience in the industry, or becomes generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates.

b)             All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Executive’s possession or control.

c)              Executive agrees and acknowledges that, by virtue of the Executive’s employment and position with the Company, the Executive shall have access to and maintain an intimate knowledge of the Company’s activities and affairs and Confidential Information, including trade secrets, confidential business information, and other confidential matters. As a result of such access and knowledge, and because of the special, unique, and extraordinary services that the Executive is capable of performing for the Company or one of its competitors, the Executive acknowledges that the services to be rendered by the Executive pursuant to this Agreement are of a character giving them a peculiar value, the loss of which cannot adequately or reasonably be compensated by money damages. Executive further acknowledges that the limitations set forth in this Agreement are fair and reasonable, and will not prevent the Executive from earning a livelihood after the Executive leave the Company’s employ. Executive recognizes that these restrictions are appropriate based on the special and unique nature of the services the Executive will render, the access to confidential information and trade secrets that the Executive will enjoy, the access to the Company Confidential Information and customers and investors the Executive will have as a result of the Executive’s employment and position with the Company, and the risk of unfair competition that the Company will face absent such restrictions.

d)             Consequently, the Executive agrees that any material breach or threatened material breach by the Executive of the Executive’s obligations under Section 8 of this Agreement would cause irreparable injury to the Company, and that the Company shall be entitled to (i) preliminary and permanent injunctions enjoining the Executive from violating such provisions without first posting a bond, and (ii) all money damages available to the Company and its affiliates, including fees, compensation, benefits, profits or other remuneration earned by the Executive or any competitor as a result of any such breach, together with interest, and costs and attorneys’ fees expended to collect such damages or secure such injunctions; provided however, that the Company shall pay Executive’s costs and attorneys’ fees if Company is not awarded injunctive relief and/or damages in any such proceeding. Nothing in this Agreement, however, shall be construed to prohibit the Company from pursuing any other remedy, the parties having agreed that all such remedies shall be cumulative. The Company and its affiliates shall be entitled to obtain emergency equitable relief, including a temporary restraining order and/or preliminary injunction, in aid of arbitration, from any court of competent jurisdiction. Upon the issuance (or denial) of an injunction, the underlying merits of any dispute will be resolved in accordance with the arbitration provisions of this Agreement.

9.             Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10.          Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

a)             During Executive’s employment with the Company, the Executive will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

b)             During Executive’s employment with the Company and for eighteen (18) months (the “Restricted Period”) after his employment terminates pursuant to Sections 5(c), 5(d), 5(e) or 5(f) of this Agreement, the Executive shall not, directly or indirectly, on behalf of a Competing Business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any Competing Business. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner, or work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person who is engaged in any Competing Business.  For the purposes of this Section 10, Competing Business of the Company and its Affiliates shall be deemed to include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent the Executive’s passive ownership of five percent (5%) or less of the equity securities of any non-competing publicly traded company.

c)              During the Restricted Period, the Executive will not directly or indirectly (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided that these restrictions shall apply (y) only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within that one year period, other than by form letter, blanket mailing or published advertisement, and (z) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

d)             During the Restricted Period, the Executive will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish his/her relationship with them. For the purposes of this Agreement, an “employee” of the Company or any of its Affiliates is any person who was such at any time within the preceding two years. An exception shall be made for Ms. Maggie Liu. For the avoidance of doubt, the foregoing provision shall not prohibit a general solicitation of employment in the ordinary course of business or prevent the Executive, or subsequent employer of the Executive, from employing any employee who contacts the Executive as a result of such a general solicitation or at his or her own initiative without any direct or indirect solicitation by or encouragement from the Executive.

11.          Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.          Indemnification. The Company shall indemnify the Executive to the fullest extent provided in its Articles or By-Laws. The Executive agrees to promptly notify the Company of any actual or threatened claim arising out of or as a result of his employment with the Company.

13.          Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8, 9, 10, 11 and 14 hereof, and obligations of the Company under Sections 4, 5, 6, 7, 12, 14 and 27.  The obligation of the Company to make, and the right of the Executive to retain, any Severance Payment or Post-Termination Bonus is expressly conditioned upon the Executive’s continued full performance of his obligations under Sections 8, 9, 10, 11 and 14 hereof.

14.          Non-disparagement. Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company, or its good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company.  Company agrees that, except for circumstances relating to a termination of Executive’s employment by the Company for Cause, its officers, directors and senior management shall not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

15.          Blue Pencil/Remedies. Executive and the Company agree that the covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this document would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.

16.          Definitions. Words or phrases that are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere in this agreement. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, contract or equity interest.

“Change in Control” means (1) a sale of all or substantially all of the Company’s assets, or (2) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the Company’s shares of voting capital stock in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the “Subject Person”), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by the Company reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

“Confidential Information” means all confidential information, proprietary information, trade secrets or other information (whether oral or written) regarding the business or affairs of the Company, its affiliates and its customers, including, without limitation, information as to the Company’s research, development, testing, manufacturing, marketing, and financial practices and strategies, scientific and medical theories, research product, financial activities, products, services, systems, designs, inventions, finances, marketing plans, prospects, pricing, pricing strategies, programs, methods of operation, prospective and existing contracts, customer identities and lists and other business arrangements or business plans, procedures, and strategies, costs, profits, databases, personnel, operational methods, potential transactions, pending negotiations, computer programs, algorithms, pending patent applications, systems, contractual negotiations, terms of agreements, client lists, financial results, business developments or internal controls and security procedures, except to the extent (i) the same shall have been lawfully and without breach of obligation made available to the general public without restriction, or (ii), was previously known to the Executive prior to the term of the Executive’s employment with the Company. The foregoing is not an exhaustive list and Confidential Information also may include, without  limitation, any other information, documents or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person, in the context in which the information, documents or materials are received, provided or learned, to have such status.

In the event the Executive is asked to disclose any Confidential Information pursuant to any legal process, the Executive shall immediately notify the Company of such fact, and shall thereafter cooperate with the Company (at its expense) in any lawful response to such legal process as the Company may request, in which event the Executive may disclose Confidential Information to the extent, and at the time, the Executive is legally required to do so pursuant to any applicable legal process.

“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment that relate to either the Products or any prospective activity of the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

“Products” mean all products that the Company is developing, testing, manufacturing, licensing, leasing or otherwise distributing or is planning (during the time of the Executive’s employment with the Company) to develop, test, manufacture, license, lease or distribute at the time of termination, during the Executive’s employment.

17.          Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

18.          Assignment.

a)             Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the Company shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

b)             The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

19.          Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.          Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

21.          Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company, with a copy to Brian S. Kaplan, Esq., DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, or, in the case of the Company, at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

22.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

23.          Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

24.          Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

25.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

26.          Governing Law. This is a Cayman Islands contract and shall be construed and enforced under and be governed in all respects by the laws of Cayman Islands, without regard to the conflict of laws principles thereof.

27.          No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others not arising under this Agreement.

28.          Arbitration.

a)             The parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); or arising in connection with the Executive’s employment or the termination thereof; involving the Executive on the one hand and the Company, any of its affiliates, and/or any of their collective officers, directors, principals, or employees on the other hand, including both claims brought by the Executive and claims brought against the Executive, shall be submitted for resolution to binding arbitration as provided herein. Such arbitration will be conducted in New York, New York, and the arbitrator will apply Cayman Islands law, including U.S. federal statutory law as applied in New York courts. The arbitrator, and not any court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder and/or

(ii) any part of this Agreement is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitration shall be conducted on a strictly confidential basis, and no party, arbitrator, or other person or entity shall disclose the existence or nature of any claim; any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim; or any rulings, decisions, or results of any claim or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the parties’ legal counsel (who shall also be bound by these confidentiality terms) and the Company’s auditors. The arbitrator shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief.

b)             Any arbitration pursuant to this Agreement shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with the AAA Arbitration Rules for Employment Disputes, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner in a law firm based in New York City with experience in employment disputes. Notwithstanding any provision of the AAA Rules, in the event the Executive pursues a claim(s) arising under any statute, regulation, or ordinance, the Company shall be solely responsible for such portion of the arbitrator’s fees, arbitration filing fees, and arbitration administrative fees that are in excess of the forum and filing costs the Executive would incur if the Executive pursued such claim(s) in court.

c)              In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York, New York; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the Arbitrator that is not a final Award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

d)             The parties knowingly and voluntarily agree to the arbitration provisions set forth in this Agreement and acknowledge and hereby waive their right to a jury trial of any claim arising under this Agreement, including any claim that may be held to be not subject to arbitration. The failure by the Company to complain of any of the Executive’s acts or omissions, or to declare the Executive in breach, shall not constitute a waiver by the Company of its rights hereunder.

[Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE	BEIGENE, LTD.

/s/ John V. Oyler	By:	/s/ Qingqing Yi
John V. Oyler		Name: Qingqing Yi
Title: Director

Exhibit A

SECONDMENT AGREEMENT

This Secondment Agreement (this “Agreement”) is made and entered into by and among BeiGene, Ltd. (the “Company”), BeiGene (Beijing) Co., Limited (the “China Co.”), a company formed in the People’s Republic of China (“PRC”) and John V. Oyler (the “Executive”), on April 25, 2017 (the “Effective Date”).  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Employment Agreement entered into by and between the Company and the Executive, dated the date hereof (the “Employment Agreement”).

WHEREAS, the Company entered into the Employment Agreement with the Executive on the date hereof;

WHEREAS, the Company wishes to second the Executive to the China Co., a wholly-owned subsidiary of the Company, to provide certain service for the China Co. and the China Co. wishes to accept the service of the Executive and to set forth the terms and conditions of the  relationship among the Company, the China Co. and the Executive.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Secondment. Subject to the terms and conditions set forth in this Agreement, the Company seconds the Executive to the China Co. to undertake certain work and the China Co. and the Executive hereby accepts the secondment.  During the Term of this Agreement, the employment relationship between the Company and the Executive shall exist and any rights and obligations with respect to the employment between the Company and the Executive shall be determined pursuant to the laws of the Cayman Islands.  Furthermore, during the Term of this Agreement, there shall only be service relationship established pursuant to this Agreement between the China Co. and the Executive and shall not be any employment relationship or de facto employment relationship under the laws of PRC between the China Co. and the Executive.

2.                                      Term. The Term of this Agreement shall start from the Effective Date of this Agreement and expire on the termination date of the Employment Agreement, subject to the Executive’s timely obtaining and maintenance of requisite visa, work permit and/or residence permit (as applicable) under the relevant PRC laws.

3.                                      Capacity and Performance. Subject to the terms and conditions of Section 3 of the Employment Agreement, during the Term, the Executive shall serve the China Co. as Chief Executive Officer, and shall report to the Board of Directors of the China Co. (the “Board”).  For avoidance of doubt, the Executive shall not be deemed to be working on behalf of the Company when the Executive is present in China.

4.                                      Compensation and Benefits. Subject to the terms and conditions of Section 4 of the Employment Agreement, as compensation for all services performed by the Executive for the China Co. during the Term and subject to the Executive’s performance of his duties and obligations to the China Co., pursuant to this Agreement or otherwise, the China Co. shall provide the Executive with the following compensation and benefits:

a)             Base Salary. During the Term, the China Co. shall pay the Executive a portion of the Base Salary as determined pursuant to Section 4(a) of the Employment Agreement. To the extent the China Co. does not make timely payment of its portion of the Base Salary, the China Co. agrees to reimburse the Company any such payment made by the Company on behalf of the China Co. as soon as reasonably practicable. In 2017, the China Co. shall be responsible for 20% of the Base Salary. Within the first 30 days of each following calendar year, China Co. shall true up the Company and/or the US Co. based on the amount of work actually performed by the Executive in the past calendar year and shall assess and re-allocate the payment responsibility of the Base Salary for the current year as necessary.

b)             Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits provided by the China Co. as set forth in Section 4(d) of the Employment Agreement, except to the extent any such benefit is in a category of benefit otherwise provided to the Executive by the Company, US Co. or otherwise.

c)              Business Expenses. The China Co. shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board (i.e. China Co. Travel Policy) and to such reasonable substantiation and documentation as may be specified by the China Co. from time to time.

5.                                      Termination of Secondment. This Agreement and the Executive’s secondment hereunder shall terminate immediately upon any of the following circumstances occur: (i) the Executive’s employment under the Employment Agreement is terminated; (ii) the Executive ceases to be an employee of the Company, for any reason; or (iii) any visa, work permit or other certificate or document required for the Executive under the applicable PRC laws is expired, terminated or revoked.  Furthermore, the Company shall have the right to shorten the Term of secondment or terminate this Agreement in advance, with or without reason, provided that the Company informs the China Co. and the Executive in writing 60 days in advance.

6.                                      Severance Payments and Other Matters Related to Separation under the Employment Agreement. As soon as reasonably practicable after the payment of the Final Compensation and the Severance Payment to the Executive by the Company pursuant to the Employment Agreement, the China Co. shall reimburse the Company of its portion of such payment calculated based on the allocation determined pursuant to Section 4(a) of the Employment Agreement.  For avoidance of doubt, the Executive shall not be entitled to any severance payments for termination of this Agreement or the secondment hereunder and shall not claim against the Company, the China Co. or any other Affiliate for any severance payments based on this Agreement or the secondment hereunder.  Furthermore, the China Co. shall not be required to bear any amount other than its portion as agreed under the Employment Agreement.

7.                                      Withholding. All payments made by the China Co. under this Agreement shall be reduced by any tax or other amounts required to be withheld by the China Co. under applicable law.  In the event the Executive shall participate in the PRC social insurance scheme according to the relevant PRC laws and local regulations, the China Co. will withhold and deduct the individual’s part of social insurance contributions from the portion of Base Salary payable by the China Co. pursuant to law.

8.                                      Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the China Co. any proprietary information of a third party without such party’s consent.

9.                                      Non-disparagement. Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the China Co., or its good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the China Co.  The China Co. agrees that, except for circumstances relating to a termination of Executive’s employment by the Company for Cause, its officers, directors and senior management shall not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

10.                               Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 and 9 hereof, and obligations of the China Co. under Sections 4, 5, 6 and 9.

11.                               Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.                               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.                               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the China Co., with a copy to Brian S. Kaplan, Esq., DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, or, in the case of the Company or the China Co., at their respective principal places of business, attention of the Chair of the Boards, or to such other addresses as either party may specify by notice to the others actually received.

14.                               Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s secondment to the China Co..

15.                               Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by the expressly authorized representatives of the Company and the China Co.

16.                               Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

17.                               Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

18.                               Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the Cayman Islands, without regard to the conflict of laws principles thereof.

19.                               Arbitration.

a)             The parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); or arising in connection with the Executive’s secondment or the termination thereof; involving the Executive on the one hand and the China Co., the Company, any of its affiliates, and/or any of their collective officers, directors, principals, or employees on the other hand, including both claims brought by the Executive and claims brought against the Executive, shall be submitted for resolution to binding arbitration as provided herein. Such arbitration will be conducted in New York, New York, and the arbitrator will apply Cayman Islands law, including U.S. federal statutory law as applied in New York courts. The arbitrator, and not any court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder and/or (ii) any part of this Agreement is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitration shall be conducted on a strictly confidential basis, and no party, arbitrator, or other person or entity shall disclose the existence or nature of any claim; any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim; or any rulings, decisions, or results of any claim or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the parties’ legal counsel (who shall also be bound by these confidentiality terms) and the China Co.’s auditors. The arbitrator shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief.

b)             Any arbitration pursuant to this Agreement shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with the AAA Arbitration Rules for Employment Disputes, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner in a law firm based in New York City with experience in employment disputes. Notwithstanding any provision of the AAA Rules, in the event the Executive pursues a claim(s) arising under any statute, regulation, or ordinance, the China Co. shall be solely responsible for such portion of the arbitrator’s fees, arbitration filing fees, and arbitration administrative fees that are in excess of the forum and filing costs the Executive would incur if the Executive pursued such claim(s) in court.

c)              In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York, New York; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the Arbitrator that is not a final Award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

d)             The parties knowingly and voluntarily agree to the arbitration provisions set forth in this Agreement and acknowledge and hereby waive their right to a jury trial of any claim arising under this Agreement, including any claim that may be held to be not subject to arbitration. The failure by the China Co. or the Company to complain of any of the Executive’s acts or omissions, or to declare the Executive in breach, shall not constitute a waiver by the China Co. or the Company of its rights hereunder.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and the China Co., by their duly authorized representatives, and by the Executive, as of the date first above written.

EXECUTIVE	BEIGENE, LTD.

/s/ John V. Oyler	By:	/s/ Qingqing Yi
John V. Oyler	Name:	Qingqing Yi
	Title:	Director

BEIGENE (BEIJING) CO., LIMITED
(Chop)

	By:	[Chop]
Its:

Exhibit B

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between BeiGene USA, Inc. (the “US Co.”), a Delaware corporation and John V. Oyler (the “Executive”), on April 25, 2017 (the “Effective Date”).  Capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Employment Agreement entered into by and between BeiGene, Ltd. (the “Company”) and the Executive, dated the date hereof (the “Employment Agreement”).

WHEREAS, the Company entered into the Employment Agreement with the Executive on the date hereof;

WHEREAS, the US Co., a wholly-owned subsidiary of the Company wishes to enter into this Agreement with the Executive to set forth the terms and conditions of the employment relationship between the US Co. and the Executive.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.                                      Employment. Subject to the terms and conditions set forth in this Agreement, the US Co. hereby offers, and the Executive hereby accepts, employment.

2.                                      Term. This Agreement shall continue until the termination of the Employment Agreement.

3.                                      Capacity and Performance. Subject to the terms and conditions of Section 3 of the Employment Agreement, during the Term, the Executive shall serve the US Co. as Chief Executive Officer, and shall report to the Board of Directors of the U.S. Co. (the “Board”).

4.                                      Compensation and Benefits. Subject to the terms and conditions of Section 4 of the Employment Agreement, as compensation for all services performed by the Executive for the US Co. during the Term and subject to the Executive’s performance of his duties and obligations to the US Co., pursuant to this Agreement or otherwise, the US Co. shall provide the Executive with the following compensation and benefits:

a)             Base Salary. During the Term, the US Co. shall pay the Executive a portion of the Base Salary as determined pursuant to Section 4(a) of the Employment Agreement. To the extent the US Co. does not make timely payment of its portion of the Base Salary, the US Co. agrees to reimburse the Company any such payment made by the Company on behalf of the US Co. as soon as reasonably practicable. In 2017, the US Co. shall be responsible for 30% of the Base Salary. Within the first 30 days of each following calendar year, US Co. shall true up the Company and/or the China Co. based on the amount of work actually performed by the Executive in the past calendar year and shall assess and re-allocate the payment responsibility of the Base Salary for the current year as necessary.

b)             Other Benefits. During the Term, the Executive shall be entitled to participate in or receive benefits provided by the US Co. as set forth in Section 4(d) of the Employment Agreement, except to the extent any such benefit is in a category of benefit otherwise provided to the Executive by the Company, China Co. or otherwise.

c)              Business Expenses. The US Co. shall pay or reimburse the Executive for all reasonable and customary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board (i.e. US Co. Travel Policy) and to such reasonable substantiation and documentation as may be specified by the US Co. from time to time.

5.                                      Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate immediately upon the termination of the Executive’s employment under the Employment Agreement.

6.                                      Severance Payments and Other Matters Related to Separation from Service. As soon as reasonably practicable after the payment of the Final Compensation and the Severance Payment to the Executive by the Company, the US Co. shall reimburse the Company of its portion of such payment calculated based on the allocation determined pursuant to Section 4(a) of the Employment Agreement.

7.                                      Withholding. All payments made by the US Co. under this Agreement shall be reduced by any tax or other amounts required to be withheld by the US Co. under applicable law.

8.                                      Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the US Co. any proprietary information of a third party without such party’s consent.

9.                                      Indemnification. The US Co. shall indemnify the Executive to the fullest extent provided in its certificate of incorporation or by-laws. The Executive agrees to promptly notify the US Co. of any actual or threatened claim arising out of or as a result of his employment with the US Co.

10.                               Non-disparagement. Executive agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the US Co., or its good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the US Co.  The US Co. agrees that, except for circumstances relating to a termination of Executive’s employment by the Company for Cause, its officers, directors and senior management shall not directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of Executive.

11.                               Survival. Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 8 and 10 hereof, and obligations of the US Co. under Sections 4, 5, 6, 9, 10 and 21.

12.                               Assignment.

a)             Neither the US Co. nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the US Co. may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Executive is transferred to a position with any of the Affiliates or in the event that the US Co. shall hereafter effect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the US Co. and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

b)             The US Co. will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the US Co. to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the US Co. would be required to perform it if no such succession had taken place. As used in this Agreement, “US Co.” shall mean the US Co. as hereinbefore defined and any successor to its business and/or assets as aforesaid.

13.                               Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.                               Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.                               Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the US Co., with a copy to Brian S. Kaplan, Esq., DLA Piper LLP (US), 1251 Avenue of the Americas, New York, NY 10020, or, in the case of the US Co., at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16.                               Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment.

17.                               Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the US Co.

18.                               Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

19.                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

20.                               Governing Law. This is a New York contract and shall be construed and enforced under and be governed in all respects by the laws of New York, without regard to the conflict of laws principles thereof.

21.                               No Mitigation.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.  The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the US Co. may have against Executive or others not arising under this Agreement.

22.                               Arbitration.

a)             The parties irrevocably and unconditionally agree that any past, present, or future dispute, controversy, or claim arising under or relating to this Agreement; arising under any statute, regulation, law, ordinance, or the common law (including but not limited to any law prohibiting discrimination); or arising in connection with the Executive’s employment or the termination thereof; involving the Executive on the one hand and the US Co., any of its affiliates, and/or any of their collective officers, directors, principals, or employees on the other hand, including both claims brought by the Executive and claims brought against the Executive, shall be submitted for resolution to binding arbitration as provided herein. Such arbitration will be conducted in New York, New York, and the arbitrator will apply New York law, including U.S. federal statutory law as applied in New York courts. The arbitrator, and not any court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, and/or formation of this Agreement, including but not limited to any dispute as to whether (i) a particular claim is subject to arbitration hereunder and/or (ii) any part of this Agreement is void or voidable. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The arbitration shall be conducted on a strictly confidential basis, and no party, arbitrator, or other person or entity shall disclose the existence or nature of any claim; any documents, correspondence, pleadings, briefing, exhibits, or information exchanged or presented in connection with any claim; or any rulings, decisions, or results of any claim or argument (collectively, “Arbitration Materials”) to any third party, with the sole exception of the parties’ legal counsel (who shall also be bound by these confidentiality terms) and the US Co.’s auditors. The arbitrator shall not have authority to award attorneys’ fees or costs, punitive damages, compensatory damages, damages for emotional distress, penalties, or any other damages or relief not measured by the prevailing party’s actual out-of-pocket losses, except to the extent such relief is explicitly available under a statute, ordinance, or regulation pursuant to which a claim is brought. The arbitrator also shall not have authority to entertain claims for class or collective relief.

b)             Any arbitration pursuant to this Agreement shall be administered by the American Arbitration Association (“AAA”); shall be conducted in accordance with the AAA Arbitration Rules for Employment Disputes, as modified herein; and shall be conducted by a single arbitrator, who shall be a partner in a law firm based in New York City with experience in employment disputes. Notwithstanding any provision of the AAA Rules, in the event the Executive pursues a claim(s) arising under any statute, regulation, or ordinance, the US Co. shall be solely responsible for such portion of the arbitrator’s fees, arbitration filing fees, and arbitration administrative fees that are in excess of the forum and filing costs the Executive would incur if the Executive pursued such claim(s) in court.

c)              In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in New York, New York; agree to exclusive venue in that jurisdiction; and waive any claim that such jurisdiction is an inconvenient forum. There shall be no interlocutory appeals to any court, or any motions to vacate any order of the Arbitrator that is not a final Award dispositive of the arbitration in its entirety, except as required by law. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any court proceeding, agree to use their best efforts to file all Confidential Information (and documents containing Confidential Information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement.

d)             The parties knowingly and voluntarily agree to the arbitration provisions set forth in this Agreement and acknowledge and hereby waive their right to a jury trial of any claim arising under this Agreement, including any claim that may be held to be not subject to arbitration. The failure by the US Co. to complain of any of the Executive’s acts or omissions, or to declare the Executive in breach, shall not constitute a waiver by the US Co. of its rights hereunder.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the US Co., by its duly authorized representative, and by the Executive, as of the date first above written.

EXECUTIVE	BEIGENE USA, INC.

/s/ John V. Oyler	By:	/s/ Howard Liang
John V. Oyler	Name:	Howard Liang
	Title:	CFO and Chief Strategy Officer